Exhibit 99.1

For Immediate Release

July 25, 2008

Greer Bancshares Incorporated

Contact: Ken Harper

Phone: (864) 848-5104

Greer Bancshares Incorporated Declares Third Quarter Cash Dividend

The Board of Directors of Greer Bancshares Incorporated, the parent company of Greer State Bank, on July 24, 2008 approved a quarterly cash dividend of 17 cents per share, payable on September 16, 2008 to shareholders of record on September 2, 2008. The cash dividend represents an annualized dividend yield of approximately 5.0% based on the market value of Greer Bancshares Incorporated common stock of $13.47 per share as of July 24, 2008.

Greer Bancshares Incorporated is quoted on the OTC Bulletin Board under the symbol “GRBS.OB” and is the holding company for Greer State Bank. Greer State Bank is now in its twentieth year of operations and serves the greater Greer community in upstate South Carolina with three banking offices in Greer and a fourth office in the Taylors community between Greer and Greenville.

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